UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report:   December 6, 2016

(Date of earliest event reported)

A.M. CASTLE & CO.

(Exact name of registrant as specified in its charter)

Maryland	1-5415	36-0879160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1420 Kensington Road, Suite 220

Oak Brook, IL 60523

(Address of principal executive offices)

Registrant’s telephone number including area code: (847) 455-7111

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13 e-4(c) under the Exchange Act (17 CFR 240.13 e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 6, 2016, A. M. Castle & Co. (the “Company” or “Castle”) was notified by the New York Stock Exchange (the “NYSE”) that the NYSE has determined to commence proceedings to delist its common stock (the “Common Stock”) from the NYSE as a result of the Company’s failure to comply with the continued listing standard set forth in Section 802.01B of the NYSE Listed Company Manual to maintain an average global market capitalization over a consecutive 30 trading-day period of at least $15 million for its Common Stock. The NYSE also suspended the trading of the Common Stock at the close of trading on December 6, 2016.

While the Company has the ability to appeal the decision by the NYSE, Castle’s Board of Directors has determined that it is in the best interest of the Company and its shareholders to immediately begin trading on the OTCQB® Venture Market (the “OTCQB”). The NYSE has informed the Company that it will apply to the Securities and Exchange Commission (the “SEC”) to delist the Common Stock upon completion of all applicable procedures.

The Common Stock will begin to immediately trade on the on the OTCQB, which is operated by OTC Markets Group Inc., under the symbol “CASL”, and the Company will remain subject to the public reporting requirements of the SEC following the transfer to the OTCQB.

The Company issued a press release on December 6, 2016, announcing that it received the notice of noncompliance with the NYSE’s continued listing standard and that the Common Stock will begin trading on the OTCQB immediately. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release dated December 6, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.M. CASTLE & CO.

December 6, 2016	By:	/s/ Marec E. Edgar
Marec E. Edgar
Executive Vice President, General Counsel, Secretary & Chief Administrative Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated December 6, 2016.